[STRADLEY RONON STEVENS & YOUNG, LLP LETTERHEAD]

October 23, 2018

Invesco Exchange-Traded Fund Trust

3500 Lacey Road

Downers Grove, Illinois 60515

Ladies and Gentlemen:

We have acted as counsel to Invesco Exchange-Traded Fund Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, series management investment company.

This opinion is given in connection with the filing by the Trust of Post-Effective Amendment No. 272 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A (File Nos. 333-102228 and 811-21265) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment is to be filed with the U. S. Securities and Exchange Commission (the “Commission”) on or about October 24, 2018, to register an unlimited number of shares of beneficial interest (the “Shares”) of Invesco S&P 500® Equal Weight Communication Services ETF, a series of the Trust (the “Fund”), under the Securities Act.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the 1940 Act.

In connection with giving this opinion, we have examined copies of the Registration Statement, the Declaration of Trust, including all amendments thereto (the “Trust Agreement”), the Amended and Restated Bylaws of the Trust (the “Bylaws”), resolutions of the Board of Trustees of the Trust that provide for the establishment and designation of the Funds and the Shares, and the authorization for issuance and sale of the Shares (the “Resolutions”) and the exemptive order applicable to the Trust issued by the Commission under the 1940 Act permitting the Trust to operate as an exchange-traded fund (the “Exemptive Order”). We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust. We have not independently established any of the facts on which we have so relied.

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies thereof. We have further assumed the legal capacity of natural persons executing any document, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact. We have also assumed compliance by the applicants with each of the conditions contained in the application for the Exemptive Order. We have not independently verified any of those assumptions.

Additionally, we have assumed the following for purposes of this opinion:

a)	The Trust will remain a business trust formed under the laws of the Commonwealth of Massachusetts.

b)	The provisions of the Trust Agreement and the Bylaws relating to the issuance of the Shares will not be modified or eliminated.

c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares.

d)	The Shares will be issued in accordance with the Trust Agreement, the Bylaws and the Resolutions.

e)	The registration of an indefinite number of the Shares will remain effective.

f)	The Exemptive Order will remain effective on the date of each issuance of the Shares.

g)

Each of the Shares will be sold for the consideration described in the then current summary prospectus, statutory prospectus and statement of additional information of the Funds, and the consideration received by the Trust will in each event be at least equal to the net asset value per share of such Shares.

The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the Commonwealth of Massachusetts and the provisions of the Investment Company Act that are applicable to equity securities issued by registered open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and paid for by the purchasers upon the terms described in the Registration Statement, will be validly issued, and (2) purchasers of Shares will have no obligation to make further payments for their purchase of Shares or contributions to the Trust or its creditors solely by reason of their ownership of Shares. In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the trust.

This opinion is rendered solely in connection with the filing of the Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP